Summary of 2006 Fiscal Year Executive Officer Bonus Plan

The purpose of the Bancinsurance Corporation (the “Company”) 2006 Fiscal Year Executive Officer Bonus Plan (the “Plan”) is to attract, retain and motivate high quality executives and reward executives for Company profitability. Under the Plan, each executive officer is eligible to receive a target maximum bonus equal to a specified percentage of his base salary based upon the achievement of pre-established Company and individual performance goals (with each component being weighted differently based on the executive officer’s position with the Company). The target maximum bonus and the weighting of the Company goal and individual goal components for each executive officer for the 2006 fiscal year are as follows:

		Company
	Target Maximum	Goal/Individual
	Bonus % of Base	Goal Weighted
Executive Officer	Salary	Component
Si Sokol, Chairman and Chief Executive Officer	20%	100%/0%
John S. Sokol, President	60%	100%/0%
Matthew C. Nolan, Vice President, Chief Financial Officer, Treasurer and Secretary	33%	70%/30%
Daniel J. Stephen, Senior Vice President of Lender Services of Ohio Indemnity Company	30%	70%/30%
Stephen J. Toth, Vice President of Specialty Products of Ohio Indemnity Company	25%	70%/30%

Company Performance Goal
For 2006, the Compensation Committee has established net income as the Company performance goal. Each executive officer will be entitled to receive a bonus (equal to the product of (1) the amount of the executive’s target maximum bonus and (2) the percentage of his bonus allocated to the Company goal component) if the Company achieves a specified minimum amount of net income.

Individual Performance Goal
Individual performance goals are established for each executive officer. For 2006, the individual performance goals established by the Compensation Committee include areas such as performance of individual functional responsibilities, product line and business unit results, completion of major projects and initiatives, and demonstrated management and leadership. Following the completion of the 2006 fiscal year, the Compensation Committee will determine each applicable executive officer’s bonus (equal to up to the product of (1) the amount the executive’s target maximum bonus and (2) the percentage of his bonus allocated to the individual goal component) relating to the individual goal component based upon achievement of the applicable individual goals.